Exhibit 10.4
1222 Demonbreun Street, 20th Floor Nashville, TN 37203 www.Revance.com
February 21, 2023
Erica Jordan
Via Electronic Delivery
Dear Erica,
We are pleased to offer you the position of Senior Vice President, Strategy at Revance (the “Company”), reporting directly to Dustin Sjuts, President. We look forward to the significant contributions you will make at Revance as we continue to grow and advance our people and culture agenda that you will lead and shape. The following outlines the terms of your employment offer discussed today.
Start Date
Your tentative start date will be March 31, 2023.
Compensation
Your annual base salary for this position will be $410,000 less payroll deductions and all required withholdings, and payable on the Company’s regular semi-monthly payroll schedule.
Annual Incentive Plan
You will be eligible to participate in our Annual Incentive Plan (AIP) at a target equivalent to 40% of your annual base salary. Incentive amounts are prorated for new hires, promotions, adjustments, transfers, and leave of absences. Participants must be hired before October 1st of the performance year to be eligible for a current year’s award and must be an active employee on the day the award is paid. The AIP payout is subject to approval by the Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and your performance against milestones to be defined by the Company and Board. AIP is typically paid in the first quarter of the calendar year following the applicable performance year at a time determined by the Company.
Equity Incentive Program
The Company will grant you Restricted Stock Units (RSUs) with a fair market value of $1,200,000. The calculation of the total shares in your new hire Restricted Stock Unit grant will be based upon the closing sales price of the Company’s common stock on the date of hire or the closing sales price on the last preceding date for which such quotation exists in the event no quotation is available on the date of hire.
Your RSUs will vest over a period of four years with 25% vesting annually, commencing upon the first annual anniversary of the 15th day of the calendar month immediately following the month of your start date. For example, if your start date is in March 2023, then 25% of your RSUs would vest annually on April 15, 2024, 2025, 2026 and 2027. Your RSUs will be governed in all respects by the terms and conditions of the Company’s 2014 Equity Incentive Plan and your restricted stock award agreement, which you will be required to accept as a condition of receiving the award.

Relocation
Your term of the relocation benefit will be one (1) year from your start date, you are eligible for our Executive relocation package to assist with your move to our Nashville Global Headquarters. This benefit provides reimbursement for expenses related to your move in an amount up to $225,000 (gross).
Sign-On
To finalize this offer and to provide you with a benefit to offset costs in your transition to Revance, you will receive a $75,000 (gross) sign-on bonus payable within 30 days of your start date.
Repayment Provision
By signing this Agreement to accept this offer, you agree to repay the full amount of any Relocation Expenses and Sign-On bonus paid to you if you voluntarily resign your employment for any reason within one year after you begin to use your relocation benefit or receive your sign-on bonus. You further authorize Revance to deduct such Relocation Expenses or sign-on bonus amount you owe Revance from any payments Revance owes you (including your final paycheck).
Benefit Plans and Programs
As an Executive of Revance, you will be eligible for the Executive Severance Benefit Plan (CIC). The attachment outlines the provisions and benefits of the agreement.
You will also be eligible to participate in the Revance benefit programs, subject to the terms and conditions of such plans. Please note that all insurance plans, benefits, as well as Company policies and procedures are subject to change without advance notice. You will be eligible for our Flexible Time Off program.
Proof of Right to Work
In accordance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This employment offer is contingent upon such documentation being provided to the Company within three (3) business days of your hire date.
At Will Employment and Introductory Period
Your relationship with the Company will be one of employment at will. Accordingly, your employment is not for any specific term and may be terminated by either you or the Company at any time, with or without cause, and with or without prior notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.
The first 90 days of your employment is considered your Introductory Period. During this Introductory Period, your manager will evaluate employment suitability in terms of skill, knowledge and performance. While we anticipate total success in you performing the job, if there are performance issues, or behavioral competencies that are inconsistent with the role, this may lead to termination of your employment.
Conflicts
By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.

You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties for the Company. You also agree to honor all obligations to former employers during your employment with the Company. During your employment by Company, you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person. You will use in the performance of your duties only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
Confidentiality
As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook that may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”), which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.
Other
The Company reserves the right to conduct background investigations and/or reference checks on all potential employees. This offer of employment is contingent upon the successful completion of your background check, reference checks, and signing and returning your offer letter and the Employee Confidential Information, Invention Assignment and Arbitration Agreement.
The terms of this letter supersede any other representations or agreements made to you or by the Company, whether oral or written. The terms of this agreement cannot be waived or amended (excluding changes reserved herein to the Company’s discretion) except in writing signed by both you and the Company. This agreement will be governed by applicable state and federal law. This agreement may be executed in one or more counterparts, and facsimile signatures will have the same effect as originals.
Please sign this letter acknowledging your acceptance, the offer will expire on February 20, 2023, at 5pm
Patricia, we look forward to your decision of acceptance and know that you will find Revance to be an enriching career experience and a great place to work.
Please feel free to reach out to me if you have any questions.
Sincerely,
/s/ Justin Ford
Justin Ford
SVP, Human Resources and Head of People
I agree to and accept employment with Revance on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

2/21/2023	/s/ Erica Jordan
Date	Erica Jordan